Exhibit 99

Form 3 Joint Filer Information

Name: Centaurus Capital Limited

Address: 33 Cavendish Square, 16th Floor, London, United Kingdo, W1G OPW

Designated Filer: Centaurus Capital LP

Issuer and Ticker Symbol: RCN Corporation [RCNI]

Date of Event requiring statement: August 19, 2010

/s/  Paul Leary____________
Paul Leary
Director